UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 27, 2025

QVC GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33982	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Series A Common Stock	QVCGA	The Nasdaq Stock Market LLC
Series B Common Stock	QVCGB	The Nasdaq Stock Market LLC
8.0% Series A Cumulative Redeemable Preferred Stock	QVCGP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 27, 2025, QVC Group, Inc. (together with its subsidiaries, the “Company”) executed a new employment agreement with Gregory B. Maffei to continue serving as Executive Chairman of QVC Group, Inc. (the “Employment Agreement”). Mr. Maffei has served as Executive Chairman since March 2018 and, prior to such time, served as President and Chief Executive Officer and a director of the Company and its predecessor. The Company believes that Mr. Maffei’s institutional knowledge and continued involvement will prove invaluable as the Company continues to navigate macro-economic factors impacting its businesses and focuses on executing its strategic priorities, achieving its business objectives and driving the future of live social shopping.

The following description of Mr. Maffei’s Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference into this Item 5.02.

Term. The Employment Agreement provides for an initial term expiring December 31, 2025, which will be automatically extended through December 31, 2026 unless a notice of nonrenewal is provided by either party at least 30 days prior to December 31, 2025, or Mr. Maffei’s employment with the Company ends before such date (such period of employment, the “Term”).

Base Salary; Bonus. Pursuant to the Employment Agreement, Mr. Maffei will receive an annual base salary of $1 million, retroactive to January 1, 2025 and reduced by the amount of nonemployee director compensation previously paid to Mr. Maffei for his service on the Board of Directors (the “Board”) during 2025. For each calendar year during the Term, Mr. Maffei will be considered for a bonus so long as he remains employed with the Company through the end of such year. Whether Mr. Maffei will be awarded any such bonus and the amount of any bonus will be determined by the Compensation Committee of the Board in its sole discretion.

Termination. The Employment Agreement also provides that, on any termination of Mr. Maffei’s employment, he will be entitled to his accrued base salary through the date of termination, any unpaid expense reimbursements, any vested benefits owed in accordance with other applicable plans, programs and arrangements of the Company, any discretionary bonus with respect to a calendar year ending prior to the date of termination awarded but unpaid, and the continuance of certain indemnification rights. In addition, in the event Mr. Maffei’s employment is terminated during the Term by the Company without Cause or by Mr. Maffei for Good Reason (each as defined in the Employment Agreement), Mr. Maffei will be entitled to a severance payment equal to the amount of his base salary that he would have earned through the remainder of the Term had it not been so terminated, subject to the execution of a release.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, effective as of May 27, 2025, by and between Gregory B. Maffei, QVC Group, Inc., QVC, Inc. and ER Development International, Inc.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2025

QVC GROUP, INC.

By:	/s/ Katherine C. Jewell
Name: Katherine C. Jewell
Title: Vice President and Secretary